EXHIBIT 10.4

AWARD AGREEMENT

Under The

Barrett Business Services, Inc.

2015 Stock Incentive Plan

PERFORMANCE SHARE AWARD

(Executive Officer)

Corporation:	BARRETT BUSINESS SERVICES, INC.
8100 N.E. Parkway Drive, Suite 200
Vancouver, Washington 98662

Participant:

Grant Date:

Corporation maintains the Barrett Business Services, Inc., 2015 Stock Incentive Plan (the “Plan”).

This Performance Share Award Agreement (this “Agreement”) evidences the grant of Performance Shares (“Performance Shares”) to Participant under Article 10 of the Plan.

The parties agree as follows:

1.	Defined Terms

Capitalized terms not otherwise defined in this Agreement have the meanings given them in the Plan.

2.	Grant of Performance Shares

Subject to the terms and conditions of this Agreement and the Plan, Corporation grants to Participant an Award (the “Award”) of Shares with a total target value of $         based on the Fair Market Value of a Share as of the Vesting Date (the “Performance Shares”). The actual number of Shares that will be issued to the Participant pursuant to this Agreement will be determined as described in Section 3 below, based on the attainment of Performance Goals specified in Section 3.2 below. As a grantee of Performance Shares, Participant will have only the rights of a general unsecured creditor of Corporation until delivery of Shares is made under this Agreement.

3.	Terms of Performance Shares

The Performance Shares are subject to all the provisions of the Plan and to the following terms and conditions:

3.1 Vesting. The Performance Shares earned pursuant to the Award will Vest on the date on which the Committee issues its written certification of the achievement of the Performance Goals set forth below (the “Vesting Date”), subject to the Participant’s continued employment through the Vesting Date. Such certification will be made by the Committee no later than 30 days following the date on which the Corporation’s independent auditors issue their opinion on the Corporation’s financial statements for the year ended December 31, 20    . On the Vesting Date, any Performance Shares subject to the Award that have not Vested will be forfeited.

3.2 Performance Goals. The number of Performance Shares, if any, that may be earned based on achievement of the Performance Goals will be as set forth below, subject to the Flex set forth in Section 3.3 for performance above or below 100% of the respective Performance Goal. The target amount of each Performance Goal listed below relates to the financial results of the Corporation for the fiscal year ending December 31, 20    , as such target amount will be adjusted to exclude the impact (i) on revenues of the acquisition of a business and (ii) on EBITDA and net income of the payment of damages in connection with the negotiated settlement of private litigation outside the ordinary course of business.

Portion of Award Earned Relative to Each Performance Goal:

Performance Goal	Award Earned
Gross Revenues	1/3

EBITDA	1/3

Net Income	1/3

3.3 Flex. The number of Performance Shares to be Vested and issued pursuant to the Award will be determined as set forth below (the “Flex”):

(a) To the extent that achievement of a given Performance Goal is below 100% of the target level shown in Section 3.2 above, the number of Performance Shares to be Vested and issued will be reduced ratably by 2.5% for each 1% of shortfall up to a maximum downward adjustment of 80% of the target performance level specified in Section 3.2 above. At 80% of the target performance level, 50% of the applicable portion of the target amount specified in Section 2 above would be paid. If achievement of a given Performance Goal is below 80% of the target performance level specified in Section 3.2 above, no Performance Shares will Vest with respect to that goal.

(b) To the extent that achievement of a given Performance Goal is above 100% of the target level shown in Section 3.2 above, the number of Performance Shares to be Vested and issued will be increased ratably by 2.5% for each 1% of overachievement, with a maximum upward adjustment of 140% of the target performance level specified in Section 3.2 above. In no event will the total number of Performance Shares issued under the Award exceed 200% of the target amount specified in Section 2 above.

3.4 Employment Requirement. Except as otherwise provided in this Agreement, in the event that Participant ceases to be an employee of Corporation or a Subsidiary prior to the Vesting Date for any reason, all unvested Performance Shares will be forfeited immediately. For purposes of this Agreement, “employment” includes periods of illness or other leaves of absence authorized by the Committee.

3.5 Settlement. Unless previously forfeited pursuant to Section 3.4 or otherwise provided by this Agreement, the Award will be settled on a settlement date (the “Settlement Date”) selected by the Committee as soon as practicable after the Vesting Date, and in no case later than the 15th day of the third month following the later of the end of the calendar year or the end of Corporation’s taxable year in which the Vesting Date occurs, by the delivery to the Participant of an unrestricted certificate for the number of Shares that Vested on the Vesting Date. Shares issued upon settlement of Performance Shares may be subject to additional transfer restrictions as provided in this Agreement.

3.6 Other Documents. Participant will be required to furnish to Corporation before settlement such other documents or representations as Corporation may require to assure compliance with applicable laws and regulations.

3.7 Performance Shares Not Transferable. Neither the Performance Shares, nor this Agreement, nor any interest or right in the Performance Shares or this Agreement, may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Performance Shares have been settled as provided in this Agreement. Neither the Performance Shares nor any interest or right in the Performance Shares will be liable for the debts, obligations, contracts or engagements of Participant or his or her successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition will be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.8 Rights as Stockholder. Prior to the issuance of a certificate for Shares in settlement of the Performance Shares, Participant will have no rights as a stockholder of Corporation with respect to this Agreement or the Performance Shares.

4.	Tax Withholding and Reimbursement

Participant will be responsible for payment of all federal, state and local withholding taxes and Participant’s portion of any applicable payroll taxes imposed in connection with the settlement of the Performance Shares and the issuance of Shares (collectively, the “Applicable Taxes”). Corporation’s obligation to issue Shares of Common Stock in settlement of the Performance Shares is expressly conditioned on Participant’s making arrangements satisfactory to Corporation, in its sole and absolute discretion, for the payment of all Applicable Taxes. Participant may satisfy his or her obligation to pay the Applicable Taxes by electing in Participant’s sole discretion (a) to pay to Corporation (in cash or by check) an amount equal to the Applicable Taxes, (b) to authorize Corporation to withhold a number of unrestricted Shares (thus reducing the number of unrestricted Shares to be issued to Participant) having a Fair Market Value (as of the Settlement Date) equal to the remaining balance of the Applicable Taxes, or (c) to authorize Corporation to withhold an amount equal to the Applicable Taxes from Participant’s payroll check or deposit to be made on or about the Settlement Date, provided such withholding is permissible under applicable state law. In no event will the amount withheld exceed the minimum amount of tax required to be withheld by law in connection with settlement of the Award.

5.	Conditions Precedent

Corporation will not be required to issue any Shares upon Vesting of the Performance Shares, or any portion thereof, until Corporation has taken any action required to comply with all applicable laws. Such action may include, without limitation, (a) registering or qualifying such Shares under any state or federal law or under the rules of any securities exchange or association, (b) satisfying any law or rule relating to the transfer of unregistered securities or demonstrating the availability of an exemption from any such law, (c) placing a restrictive legend or stop-transfer instructions on the Shares issued upon settlement of the Award, or (d) obtaining the consent or approval of any governmental or regulatory body.

6.	Successorship

Subject to restrictions on transferability set forth in the Plan, this Agreement will be binding upon and benefit the parties, their successors and assigns.

7.	Notices

Any notices under this Agreement must be in writing and will be effective when actually delivered personally or, if mailed, when deposited as registered or certified mail directed to the address of Corporation’s records or to such other address as a party may certify by notice to the other party.

8.	Arbitration

Any dispute or claim that arises out of or that relates to this Agreement or to the interpretation, breach, or enforcement of this Agreement, must be resolved by mandatory arbitration administered by and in accordance with the then effective arbitration rules of Arbitration Service of Portland, Inc. The place of arbitration will be Multnomah County, Oregon. The award rendered by the arbitrator will be final and binding, and judgment may be entered on the award in any court having jurisdiction.

9.	Attorney Fees

In the event of any suit or action or arbitration proceeding to enforce or interpret any provision of this Agreement (or which is based on this Agreement), the prevailing party will be entitled to recover, in addition to other costs, reasonable attorney fees in connection with such suit, action, or arbitration, and in any appeal. The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the arbitrator or arbitrators (with respect to attorney fees incurred prior to and during the arbitration proceedings) and by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided, including the court which hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment (with respect to attorney fees incurred in such confirmation proceedings).

10.	Clawback/Recovery

Compensation paid to the Participant under this Award is subject to recoupment in accordance with any clawback policy of Corporation in effect from time to time, including any such policy adopted after the date of this Agreement, as well as any similar requirement of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002, and rules adopted by a governmental agency or applicable securities exchange under any such law. Participant agrees to promptly repay or return any such compensation as directed by Corporation under any such clawback policy or requirement, including the value received from a disposition of Shares acquired pursuant to this Award.

11.	Code Section 409A

This Agreement and the Award are intended to be exempt from the requirements of Code Section 409A by reason of all payments being “short-term deferrals” within the meaning of Treas. Reg. § 1.409A-1(b)(4). All provisions of this Agreement shall be interpreted in a manner consistent with preserving this exemption. In no event will Corporation be liable for any tax, interest, or penalties that may be imposed on Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

The parties hereby execute this agreement as of             , 20    .

BARRETT BUSINESS SERVICES, INC.

By
Participant	Name
Its